Exhibit 10.39

Execution Copy

The material marked by asterisks within brackets ([**]) on pages 1 and 5 of this document has been omitted pursuant to a request for confidential treatment from the Commission in accordance with 17 C.F.R. § 240.24b-2.

CONFIDENTIAL

December 17, 2008

VIA HAND DELIVERY

Anthony J. Huck

[**]

Dear Tony:

This letter will confirm the agreement (the “Agreement”) that has been reached by and between you and Investment Technology Group, Inc. (“ITG” or the “Company”) in connection with your separation from service with ITG.

1.             Separation from Service.

(a)           Effective the close of business December 15, 2008 (the “Separation Date”), upon mutual agreement between you and the Company, you voluntarily resigned from all positions with the Company and its subsidiaries, including your positions as Managing Director and a member of the applicable boards of directors of the Company’s subsidiaries on which you served and any committee(s) thereof.  You agree promptly to execute any documents necessary to effectuate such resignations.

(b)           On the Separation Date, you received a final paycheck which included a payment for all unpaid compensation you have earned through the Separation Date, less any applicable deductions and withholdings.  If you are a participant in the Investment Technology Group, Inc. 401(k) Plan, you will cease to participate in that plan as of the Separation Date.  A contribution to the 401(k) plan (based on the historical amount you have elected to contribute to such plan) will be deducted from your final paycheck.  Specific information concerning the distribution of your 401(k) Plan account will be forwarded to you separately.  Except as set forth herein, you are not entitled to any additional compensation, bonuses, payments, benefits, damages, attorneys’ fees or costs of any kind from ITG and the Releasees (as defined in Paragraph 3 below).

2.             Separation Payments and Benefits.  Subject to your execution and non-revocation of this Agreement and in consideration for your agreement to be bound by the promises set forth in Paragraph 4 of this Agreement, in addition to the amounts described in Paragraph 1 above:

(a)           The Company will pay you, in nine (9) monthly installments, the aggregate amount of Two Million One Hundred Eight Thousand Dollars ($2,108,000).  The first of the nine (9) installments will be made within thirty (30) business days of the Separation Date (subject in all respects to your execution and non-revocation of this Agreement as described above), with subsequent payments on each monthly anniversary of the first payment date.

(b)           The Company will pay to you within thirty (30) business days of the Separation Date (subject in all respects to your execution and non-revocation of this Agreement as described above), in one lump sum, Seven Hundred Sixty-Five Thousand Dollars ($765,000) in satisfaction of any remaining bonus payments that you may claim are owed to you in respect of 2008.  This 2008 bonus payment is in addition to the amount payable pursuant to Paragraph 1(b) above; provided that there are no amounts due under Paragraph 1(b) above with respect to your 2008 bonus.

(c)           If you timely elect to continue group health coverage under COBRA, the Company will provide you with continued coverage under the Company’s health insurance program for the twelve (12) month period following the Separation Date at the Company’s sole cost and expense (subject in all respects to your execution and non-revocation of this Agreement as described above); provided, however, that this continued coverage will cease when you commence full-time employment at another firm.  The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) will run concurrently with the foregoing period of continued coverage.

(d)           All outstanding stock options you hold as of the Separation Date that are not already vested and exercisable as of the Separation Date will automatically terminate as of the Separation Date.  Outstanding stock options that you hold that are already vested as of the Separation Date are hereby amended to remain exercisable until the end of the applicable option term (August 1, 2010) pursuant to the terms of the applicable stock option grant agreement evidencing such outstanding vested stock options.  All outstanding restricted stock units that have not yet become vested as of the Separation Date shall be forfeited.  In addition, all stock unit awards granted to you under the Company’s Amended and Restated Stock Unit Award Program Subplan (the “SUA Program”) that are not already vested as of the Separation Date will be forfeited.  Shares subject to stock unit awards granted to you under the SUA Program that are already vested as of the Separation Date will be issued to you in accordance with the terms of the SUA Program.  The foregoing treatment of your equity incentive awards is subject in all respects to your execution and non-revocation of this Agreement as described above.

3.             General Release of All Claims.

(a)           Except as provided in (f) below, you, on behalf of yourself, your spouse, children, estate, successors and assigns, release and give up any and all claims you may have against ITG and the Releasees (as defined below), jointly and individually, of whatever kind whatsoever to the maximum extent provided by law, including but not limited to, claims arising out of your employment or the termination of your employment with the Company.  This includes all claims based on anything that has occurred from the beginning of time to the date of your signing of this Agreement, regardless of whether you know of the claim or of your right to make a claim.  This release includes, but is not limited to, any claims under: the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the New York Executive Law, the New York Labor Law, and all amendments to those laws; any claims under any other federal, state, or local employment discrimination law, and any claim under any other federal, state or local law dealing with employment or benefits, or concerning any other matter whatsoever; any claim under any agreement, whether express or implied; and any public policy, contract, tort or other common law claim.

(b)           The Company releases and gives up any and all claims it may have against you or your executors, administrators, successors or assigns of whatever kind whatsoever to the maximum extent provided by law, including but not limited to, claims arising out of your employment with the Company or the termination thereof.  This includes all claims based on anything that has occurred from the beginning of time to the date the Company signs this Agreement, regardless of whether the Company knows of the claim or of its right to make a claim; provided that the claims released by the Company will not include any claims arising from your willful misconduct, misrepresentation or fraud or any act or omission by you constituting criminal conduct or a violation of the rules and/or regulations of any regulatory agency or self-regulatory organization.  This release includes, but is not limited to, any claim under any agreement, whether express or implied and any public policy, contract, tort or other common law claim.

(c)           You agree that your employment and contractual relationship, if any, with ITG and the Releasees is severed as of the Separation Date and that none of ITG and the Releasees have any obligation to reemploy you.

(d)           You represent and warrant that you have received and reviewed your final paycheck and you hereby acknowledge and agree that you have received all amounts due from the Company through the Separation Date including, but not limited to, the following: (i) all compensation earned, (ii) payment for all accrued but unused paid vacation time, and (iii) reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(e)           For purposes of this Agreement, the term “ITG and the Releasees” includes ITG and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective current and former officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, jointly and individually.

(f)            The only claims that you are not waiving and releasing under this Agreement are claims you may have for: (i) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (ii) continuation of existing participation in ITG-sponsored group health insurance program under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (iii) any benefits entitlements that are vested as of your Separation Date pursuant to the terms of an ITG-sponsored benefit plan; (iv) any claim not waivable by law; (v) any claim you may have to receive any amounts payable to you under this Agreement or any other claim to enforce your rights under this Agreement; (vi) any claim you may have to indemnification as an officer, director or employee of the Company and its subsidiaries pursuant to the articles of incorporation or by-laws (or other governing instruments) of the Company and its subsidiaries and (vii) any claim or right that may arise after the date you execute this Agreement.

4.             Continuing Obligations Following Your Separation from Service.

(a)           You agree, upon reasonable notice from the Company, to provide truthful and reasonable cooperation, including but not limited to your appearance at interviews with the Company’s counsel, (i) in connection with the defense of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity concerning or related to any matter that arises out of or concerns events or occurrences during your employment with the Company, and (ii) concerning requests for information about the business of the Company or your involvement or participation therein.  The Company will reimburse you for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in accordance with its policies and procedures established from time to time.

(b)           By signing below, you represent and warrant that you have returned and/or agree to immediately return to the Company any and all original and duplicate copies of all files, calendars, books, records, notes, manuals, computer disks, diskettes and any other magnetic and other media materials and any and all Company property and equipment, including, but not limited to, computers and modems you have in your possession or under your control belonging to ITG or the Releasees and containing confidential or proprietary information concerning ITG or the Releasees or their customers or operations.  You have also returned your Company keys, credit cards, etc., to the Company.  By signing this Agreement, you confirm that you have not retained in your possession or under your control any of the documents or materials described in this section.

(c)           You agree that for a period of three (3) months following the Separation Date, you will be on garden leave and will not in any manner, directly or indirectly, engage or participate in, any business, entity or endeavor other than civic or charitable activities.  For the period beginning on the first day of the fourth (4th) month following your Separation Date through the nine (9) month anniversary of the Separation Date, you will not in any manner, directly or indirectly, engage, participate or be interested in any business, entity or endeavor with [**].  You will be deemed to be directly or indirectly engaged or participating in, a business, entity or endeavor with [**] if you are a principal, agent, stockholder (or other proprietary or financial interest holder), director, officer, employee, salesperson, sales representative, broker, partner, individual proprietor, lender, consultant or otherwise.

(d)           You agree that you will not, for a period of one (1) year following the Separation Date, directly or indirectly:  (i) solicit or canvas the trade or patronage of, or sell to (A) any former or existing clients of ITG for which you directly or indirectly provided services or for which you had significant responsibility as an employee of ITG during the two (2) years prior to your Separation Date, or (B) any person or entity that becomes a client of ITG during the one (1) year period following your Separation Date and for which you participated in a proposal to provide services during the two (2) years prior to your Separation Date; or (ii) induce or attempt to influence any employee, contractor or consultant of ITG to terminate his employment or relationship with ITG or solicit for employment any persons who were employees, contractors or consultants of ITG at any time during your employment with ITG.

(e)           You agree that you will not, at any time hereafter, make, or cause to be made, any statement, observation or opinion, in each case, of a public nature, that disparages, impugns or in any way reflects adversely upon the business, good will or reputation of the Company or any Releasees.  The restriction in the preceding sentence will include, but not be limited to, your agreement that you will not, without the prior consent of the Company, initiate any contacts with, nor respond to any inquiries from, the media concerning the Company, your employment with the Company and/or your separation from service with the Company.  The Company will not, at any time hereafter, issue or authorize any public statement, observation or opinion that disparages, impugns or in any way reflects adversely upon your reputation.  The provisions of this Paragraph 4(e) will not impair either party’s right to provide truthful testimony or other information as required by law or regulatory requirement.

(f)            You agree that you have certain confidentiality and other obligations under the terms of that certain Employee Agreement with respect to Confidential and Proprietary Information and Non-Solicitation dated December 1, 1995 which are hereby incorporated by reference and made part of this Agreement, and that such obligations survive your termination of employment even if you do not sign or if you revoke this Agreement.

(g)           You acknowledge and agree that the restrictions and agreements contained in Paragraphs 4(a) through 4(f), in view of the nature of the business in which ITG and the Releasees are engaged, are reasonable, necessary and in the Company’s best interests in order to protect the legitimate interests of ITG and the Releasees, and that any violation thereof shall be deemed to be a material breach of this agreement and that the Company shall be entitled to pursue any and all remedies available to it in a court of competent jurisdiction including, but not limited to application for temporary, preliminary, and permanent injunctive relief as well as damages, an equitable accounting of all earnings, profits and other benefits arising from such violation.  In the event the Company brings an action to redress a violation of Paragraphs 4(a) through 4(f), the prevailing party in any claims in such action shall be entitled to recover all of its reasonable attorneys’ fees and costs incurred in connection therewith.  If the Company prevails in any claims in such action, you will be liable for the return of the separation payments and benefits and for the return of any profits realized in connection with your exercising or receiving payment with respect to any of the equity incentive awards that were amended as set forth in Paragraph 2.

5.             No Admissions.  The Company and you agree that nothing contained in this Agreement is an admission by the Company or you of any wrongdoing, liability, unlawful conduct or breach of any duty or obligation.

6.             Confidentiality.  You agree that you have kept, and will keep, the existence and terms of this Agreement confidential, and will not disclose them to anyone except your attorneys, financial advisors and immediate family members, whom you will advise of this confidentiality provision.  No other disclosure will be permitted except:  (a) pursuant to an action to enforce the terms of this Agreement, in which case it will be introduced under seal to the court, (b) in response to a request by any governmental or regulatory agency, (c) as may be required by any state or federal law or regulation, or (d) in response to compulsory process of law.  The parties further agree that nothing in this Agreement will prohibit or restrict you from providing information to, testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory agency, law enforcement agency, legislative body, or self-regulatory organization.

7.             Governing Law.  This Agreement will be construed under the laws of the State of New York.

8.             Entire Agreement.  This Agreement cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in law) between you and the Company regarding all of the subjects covered by this Agreement except as otherwise specifically proivded in this Agreement.  This Agreement is the full, complete and exclusive agreement between you and the Company regarding the subjects covered by this Agreement, and neither you nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.  This Agreement may not be changed unless the changes are in writing and signed by each of the parties.

9.             Severability.  With the exception of Paragraph 3, if any provision of this Agreement or the application thereof is held invalid, the invalidity will not affect other provisions or applications, and to this end the provisions of this Agreement are declared to be severable.  In the event Paragraph 3 is held unenforceable by any court having competent jursidiction over this Agreement in connection with any action initiated or otherwise prosecuted by you, the Company’s obligations under Paragraph 2 will be null and void, and you will be liable for the return of the separation payments and benefits and for the return of any profits realized in connection with your exercising or receiving payment with respect to any of the equity incentive awards that were amended as set forth in Paragraph 2.

10.           Review and Revocation Period.  You understand and acknowledge that, under the Older Workers Benefit Protection Act, you have at least twenty-one (21) days to consider signing this Agreement.  Please note that you may not sign this Agreement prior to the Separation Date.  This Agreement, should you choose to accept it, must be signed during the period beginning on the Separation Date and ending on December 23, 2008.  This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.  You further understand and acknowledge that you will have seven (7) days following the date of your execution of this Agreement within which to revoke this Agreement (this deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.), and that this Agreement will not become effective or enforceable until that seven (7) day revocation period has expired.  In the event you seek to revoke this Agreement, you must provide the Company with written notice no later than the close of business on the seventh (7th) day following your execution of this Agreement.  Any notice of revocation will be sent to P. Mats Goebels, Managing Director, General Counsel, Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, NY, 10017.  You are hereby advised to consult with an attorney of your choice prior to executing this Agreement.

YOU UNDERSTAND THAT THIS AGREEMENT RELEASES ANY AND ALL CLAIMS AND RIGHTS YOU MAY HAVE AGAINST THE COMPANY AND ALL OF THE OTHER RELEASEES AS SET FORTH ABOVE, AND THAT BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE AND AFFIRM THAT:  (1) YOU ARE COMPETENT; (2) YOU WERE AFFORDED A REASONABLE TIME PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND HAVE BEEN ADVISED TO DO SO WITH AN ATTORNEY OF YOUR CHOICE; (3) YOU HAVE READ AND UNDERSTAND AND ACCEPT THIS AGREEMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS AND RIGHTS WHICH YOU MAY HAVE AGAINST THE COMPANY AND THE OTHER RELEASEES AS SET FORTH ABOVE; (4) NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT; AND (5) YOU HAVE SIGNED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS.

11.           Application of Section 409A of the Internal Revenue Code.

(a)           This Agreement will be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without you incurring sanctions under section 409A of the Code, then such benefit or payment will be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon your termination of employment under this Agreement may only be made upon your “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement will be treated as a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.  In no event will you, directly or indirectly, designate the calendar year of payment.

(b)           All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and

(iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c)           Notwithstanding any provision of this Agreement to the contrary, if, at the time of your “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and you are a “specified employee” (within the meaning of such term under section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement as a result of your “separation from service” to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short-term deferral and separation pay plan exceptions under section 409A of the Code, until the first payroll date that occurs after the date that is six months following your “separation of service” with the Company.  If any payments are postponed due to such requirements, such postponed a mounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6) months following your “separation of service” with the Company.  If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of your estate within sixty (60) days after the date of your death.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Robert C. Gasser
Robert C. Gasser

AGREED TO AND ACCEPTED BY:

/s/ Anthony J. Huck
Anthony J. Huck

Dated:  December 18, 2008